UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

[x] Filed by the Registrant

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  (as permitted by Rule 14a – 6(e)(2))

[  ] Definitive Proxy Statement

[  ] Definitive Additional Materials

[  ] Soliciting Material Under Rule 14a-12

Verdisys, Inc.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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14550 Torrey Chase Blvd., Suite 330

Houston, Texas 77014

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON June 6, 2005

TO OUR SHAREHOLDERS:

Notice is hereby given that the 2005 Annual Meeting of Shareholders (the “Meeting”) of Verdisys, Inc. (the “Company”) will be held at the Company’s office location, 14550 Torrey Chase Blvd., Suite 330, Houston, Texas 77014, on Monday, June 6, 2005 at 10:00 a.m., local time (the “Meeting”), for the purposes set forth in this Notice. Proxy Card and a Proxy Statement for the meeting are enclosed.

The Meeting is for the purpose of considering and voting upon the following proposals:

1.	The election of five (5) directors to our Board of Directors;

2.	An amendment to the Restated Articles of Incorporation of the Company which would increase the number of authorized shares of Common Stock to be 100,000,000;

3.	An amendment to the Restated Articles of Incorporation of the Company to change the Company’s name to Blast Energy Services, Inc.;

4.	The ratification of appointment of Malone and Bailey, PC as the Independent Public Accountant;

5.	Consideration of any matters which may properly come before the Meeting, or any adjournment thereof. At this time, we are not aware of any other business to come before the Meeting.

Any action may be taken on any one of the foregoing proposals at the Meeting on the date specified above or on any date or dates to which the Meeting may be adjourned. Only shareholders of record as of the close of business on April 15, 2005 are entitled to notice of and to vote at the Meeting. Our stock transfer books will remain open. There is printed on the following pages a Proxy Statement to which your attention is invited. Please read it carefully.

You are requested to complete and sign the enclosed form of Proxy which is solicited by the Board of Directors and to mail it promptly in the enclosed envelope whether or not you plan to attend the meeting.

By Order of the Board of Directors

John A. MacDonald Secretary

Houston, Texas

April     , 2005

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER YOU OWN. EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE PROXY PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY VOTE EITHER IN PERSON OR BY PROXY. YOUR PROXY MAY BE REVOKED BY YOU IN WRITING OR IN PERSON AT ANY TIME PRIOR TO EXERCISE.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON June 6, 2005

INTRODUCTORY STATEMENT

This Proxy Statement and accompanying Proxy are furnished in connection with a solicitation of Proxies by the Board of Verdisys, Inc. (the “Company”) for use at the 2005 Annual Meeting of Shareholders of the Company, to be held at:

Verdisys, Inc.

14550 Torrey Chase Blvd., Suite 330

Houston, Texas 77014

June 6, 2005, at 10:00 a.m., local time,

for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. References in this document to “us”, “our”, “we” or “the Company” refer to Verdisys, Inc.

Shareholders of record at the close of business on April 15, 2005 will be entitled to receive notice of and to vote at the meeting. Each share of common stock is entitled to one vote for each matter submitted to a vote at the meeting. Shares represented by executed and unrevoked Proxies will be voted in accordance with the specifications made thereon. If the enclosed form of Proxy is executed and returned, it nevertheless may be revoked by giving another Proxy or by letter or telegram directed to the Company. Any such revocation must show the shareholder’s name and must be received prior to the commencement of the meeting in order to be effective. Additionally, any shareholder attending the meeting in person, who wishes to do so, may vote by ballot at the meeting, thereby canceling any Proxy previously given. Proxy materials will be mailed to shareholders of record on or about May 3, 2005.

Shareholder of Record: Shares Registered in Your Name

If on April 15, 2005 your shares were registered in your name with Verdisys, Inc.’s transfer agent, then you are a shareholder of record. As such, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, you are encouraged to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 15, 2005 your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

Multiple Shareholders Sharing the Same Address

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process potentially means extra convenience for shareholders and cost savings for companies. Shareholders sharing a same address may either contact the Company by written request, or contact their broker, as applicable; to request single or multiple proxy statement and annual report delivery, as desired.

Cost of Solicitation of Proxies

The cost of solicitation will be borne by us. We will reimburse brokerage firms and other custodians, nominees, and fiduciaries for reasonable expenses incurred by them in sending proxy material to the beneficial owners of common stock. In addition to solicitation by mail, our directors and officers may solicit Proxies personally, without additional compensation.

VOTING AND RELATED MATTERS

Quorum Requirement

A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if shares representing a majority of the voting power of the outstanding shares are represented by shareholders present at the meeting or by proxy. On the record date, there were approximately 35,309,473 shares of common stock outstanding and entitled to vote. Your shares will be counted towards the quorum only if a valid proxy vote is submitted or you vote at the meeting. Abstentions and non-votes will be counted towards the quorum.

Proposal Approval Requirements

Shareholders may vote “For” each nominee for director or “Withhold Authority” from voting for any nominee. For each of the other matters, shareholders may vote “For”, “Against” or “Abstain”. Each Proposal must be approved by an affirmative vote of a majority of the quorum of shares present and entitled to vote at the meeting.

Vote Counting

Votes will be counted by the inspector appointed for the meeting, who will separately count “For”, “Against”, abstentions and non-votes. Abstentions and non-votes will not be counted in favor of any proposal.

Voting Results

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in the Company’s quarterly report on Form 10-QSB subsequent to the meeting.

ACTION TO BE TAKEN UNDER THE PROXY

Proxies in the accompanying form that are properly executed and returned will be voted at the Annual Meeting in accordance with the instructions thereon. Any proxy upon which no instructions have been indicated by the shareholder with respect to a specific matter will be voted as follows with respect to such matter: (1) “FOR” the election of each of the five persons named in this Proxy Statement as Management’s nominees for election to our Board of Directors; (2) “FOR” the amendment to the Restated Articles of Incorporation to increase the number of authorized shares of Common Stock to be 100,000,000; 3) “FOR” the amendment to the Restated Articles of Incorporation to change the name of the Company to Blast Energy Services, Inc; (4) “FOR” the ratification of appointment of Malone and Bailey, PC as the Independent Public Accountant; and (5) “FOR” the transaction of any other business to come before the Meeting, at the discretion of the holders of such Proxies.

SHAREHOLDER PROPOSALS

According to Rule l4a-8 under the Securities Exchange Act of 1934, a shareholder may require that certain proposals suggested by shareholders be voted on at a shareholders meeting. Information concerning such proposals must be submitted to us for inclusion in our proxy statement. Such proposals for inclusion in our proxy materials relating to our Annual Meeting planned for 2006 must be received by us no later than January 31, 2006.

OTHER BUSINESS

As of the date of this Proxy Statement, we have no knowledge of any business, other than previously described herein, which should be presented for consideration at the meeting. In the event that any other business is presented at the meeting, we intend that the persons named in the enclosed Proxy will have authority to vote such Proxy in accordance with their best judgment.

NOTICE TO BANKS, BROKERS/DEALERS, VOTING TRUSTEES, AND THEIR NOMINEES

Please advise us, in care of our corporate address, whether any other persons are the beneficial owners of the shares of common stock for which Proxies are being solicited from you, and, if so, the number of copies of the Proxy Statement, and other soliciting materials, you wish to receive in order to supply copies to the beneficial owners.

RELATED MATERIALS

The Company’s Annual Report on Form 10-KSB for the fiscal year ending December 31, 2004 is being mailed to each shareholder receiving this Proxy Statement and is also available online at www.sec.gov through the EDGAR database. Any shareholder who is unable to retrieve a copy of such Annual Report may obtain a copy from www.verdisys.com or by writing to us. The Annual Report is not to be treated as part of the proxy solicitation material, or as having been incorporated by reference.

PROPOSAL ONE

ELECTION OF DIRECTORS

Our Board currently consists of five directors. Our bylaws currently have set a minimum board of six directors and a maximum of eleven. Verdisys currently has one vacancy on the board of directors and has not identified a qualified candidate willing to serve at this time. When a suitable candidate is identified, the vacancy may be filled by resolution of a majority of the existing board. We propose five nominees for director this year—four nominees are currently serving as directors of the Company and the fifth, Mr. Roger P. (Pat) Herbert, is a nominee and does not currently serve on our Board. Each director to be elected will hold office until the next annual meeting of shareholders and until his successor is elected, or until the director’s death, resignation or removal.

Nominees for the Board of Directors

John R. Block, 70, has served as a director on our Board since May 2000. He currently serves as President of the Food Distributors International, an organization that represents the wholesale grocery and foodservice distribution industry. Prior to that, Mr. Block served as Secretary of Agriculture for the U.S. Department of Agriculture from              1981 to 1986. He currently serves as a director of John Deere and Co. and Hormel Foods Corp.

Roger P. (Pat) Herbert, [      ], has worked in the energy services business for nearly 30 years. Since 1998 he has served in various executive leadership positions for several privately held businesses supporting the energy industry, such as, GeoNet Energy Services, Petris Technology and JDR Cable Systems. Mr. Herbert was an Executive Vice President and Division President of Baker Hughes where he worked for more than ten years. Prior to that he was a Vice President with Smith International where he worked for twelve years. Mr. Herbert received his M.B.A. from Pepperdine University, his B.S.E. from California State University—Northridge and is a registered professional engineer in the State of Texas.

Joseph J. Penbera, Ph.D., 57, co-founded our company and has served as a director on our Board since its inception in April 1999. Since 1985, he has been a Professor of Business at California State University, Fresno, where he previously served as Dean of the Craig School of Business, and was appointed a Senior Fulbright Scholar in 2005. Dr. Penbera was Senior Economist at Westamerica Bank, Regency Bancorp and California Bank from 1999 to 2002. Dr. Penbera is on the board of directors of Gottschalks, Inc., a publicly traded regional department store and Rug Doctor, Inc. Dr. Penbera received his Ph.D. from American University, his M.P.A. from Bernard Baruch School and his B.A. from Rutgers University.

Frederick R. Ruiz, 61, has served as a director on our Board since its inception in April 1999. He co-founded and is Chairman of the Board of Ruiz Food Products, Inc., a privately held frozen food company. Mr. Ruiz currently serves as a director of McClatchy Newspapers, Inc. and Gottschalks, Inc., each of which are publicly traded, the California Chamber of Commerce and the Hispanic College Fund. During 2004, Mr. Ruiz was named to the California University System Board of Regents.

O. James Woodward III, 69, has served as a director on our Board since its inception in April 1999 and was elected Chairman of the Board in May 2004. From 1992 to 1999, Mr. Woodward was an attorney in private practice in Fresno, California. From 1995 to 2000, he was Chairman of MJ Construction Co., a Fresno, California based construction company, and from 2001 to 2003, he served as a consultant in Fresno, California. Mr. Woodward has been in private practice as an attorney since 2003 and is currently Of Counsel with Baker, Manock and Jensen. He currently serves on the board of directors of Gottschalks, Inc. Mr. Woodward received his M.B.A. from Stanford Graduate School of Business and his J.D. from the University of California, Berkeley Law School.

Retiring Director

Ronald J. Robinson, Ph.D., 59, was appointed as our interim President and CEO in December 2003 and has served as Chairman of our Board since January 2002. With the appointment of Messrs Adams and O’Keefe as Co-CEOs and Jim Woodward as Chairman of the Board, Dr. Robinson now serves only as Director. From 1996 to 2001, Dr. Robinson served as president of Texaco Technologies, a subsidiary of Chevron Texaco. From 2001 to 2003, Dr. Robinson was head of the Petroleum Engineering Department at Texas A&M University. Dr. Robinson received his Ph.D. in Petroleum Engineering from Texas A&M University, an M.S. in Physics from Baylor University and a B.S. in Physics and Mathematics from the University of Southern Colorado. Mr. Robinson has elected not to be a current nominee.

Recommendation and Vote

It is the intention of the persons named in the accompanying form of Proxy to vote “FOR” the election of each person listed above, unless shareholders specifically indicate in their Proxies that they desire to abstain from voting for the electing of such certain Directors to office. Our Board does not contemplate that any nominee will be unable to serve as a Director for any reason, but if that should occur prior to the meeting, the Board reserves the right to substitute another person(s) of their choice as nominee(s). Each nominee must be approved by an affirmative vote of a majority of the quorum of the shares present and entitled to vote at the Annual Meeting. Management recommends that shareholders vote “FOR” the election of the nominees.

PROPOSAL TWO

APPROVE AN AMENDMENT TO THE RESTATED ARTICLES OF INCORPORATION TO INCREASE THE AUTHORIZED SHARES OF COMMON STOCK TO 100 MILLION

The Board has unanimously approved a resolution to amend our Restated Articles of Incorporation to increase the number of authorized shares of Common Stock from 50 million to 100 million. Upon obtaining shareholder approval, the Company will have authorized 100,000,000 shares of Common Stock, effective upon the filing of the Certificate of Amendment to the Restated Articles of Incorporation with the State of California in the form of Exhibit “A” to this Proxy Statement.

Reasons for Authorization of Common Stock and Consequences of Such Authorization

The Proposal will allow the Company to reserve and issue such shares of Common Stock as may be required under the terms of its securities and will provide the Company with the capability and flexibility in its capital structure for investments and acquisitions, stock splits or stock dividends, stock plans, financings, and other securities convertible or exercisable into Common Stock, and for other general corporate purposes for many years. Currently, more than 90% of the Company’s 50 million authorized shares of stock has been issued or reserved in the form of stock, convertible notes, options and warrants. While no specific large equity transactions are currently planned, Verdisys is requesting that the number of authorized shares be increased by 50 million shares in order to provide it with the flexibility to conduct potential equity transactions over the next several years to support the growth of our energy services business.

Authorized but unissued shares of the Common Stock may be issued at such times, for such purposes and for such consideration as the Board may determine to be appropriate. The additional shares of Common Stock to be authorized will have the same status as presently authorized Common Stock. Holders do not have preemptive purchase rights with respect to any newly issued shares. To the extent that the additional authorized shares are issued in the future, this could decrease the existing shareholders’ relative ownership in the Company.

The proposed increase in authorized shares is not intended to impede a change in control of the Company, and the Company is not aware of any current efforts to acquire control. However, it is possible that the additional shares could be issued as a means of preventing or discouraging an unsolicited change in control. Management has no present intention to propose any anti-takeover measures in future proxy solicitations.

Consequences if Approval Not Obtained

The Company has limited ability to issue new shares for financing and other purposes, since over 90% of the Company’s authorized shares are either issued and outstanding or reserved under outstanding warrants, options and other securities.

The Company is prohibited from issuing shares of Common Stock or new securities exercisable or convertible into Common Stock in excess of the number of shares that are presently authorized. Accordingly, the Company’s capitalization and financial flexibility are severely limited. Until shareholder approval is obtained, the Company could be in the position of not being able to issue any additional shares of Common Stock or securities (including options) exercisable or convertible into Common Stock. This could have a material adverse effect on the Company’s liquidity.

Recommendation and Vote

It is the intention of the persons named in the accompanying form of Proxy to vote “FOR” approval of the amendment to the Restated Articles of Incorporation which would increase the authorized common shares of the Company to 100 million shares, unless shareholders specifically indicate in their Proxies that they desire to vote otherwise or abstain from voting. Approval requires an affirmative vote of a majority of the shares outstanding and entitled to vote at the Annual Meeting. Management recommends that shareholders vote “FOR” the increase in the authorized shares of the Company.

PROPOSAL THREE

APPROVE AN AMENDMENT TO THE RESTATED ARTICLES OF INCORPORATION TO CHANGE THE NAME OF THE COMPANY TO BLAST ENERGY SERVICES, INC.

At the Annual Meeting, shareholders of the Company’s Common Stock will be asked to consider and vote upon a proposal to change the name of the Company to Blast Energy Services, Inc. by means of an amendment to the Company’s Restated Articles of Incorporation.

The Board has unanimously approved a resolution to amend our Restated Articles of Incorporation to change the name of the Company to Blast Energy Services, Inc. Upon obtaining shareholder approval, the name will become effective upon the filing of the Certificate of Amendment to the Restated Articles of Incorporation with the State of California in the form of Exhibit “B” to this Proxy Statement.

Reasons for Proposed Name Change

The Company desires to change the name of the Company from Verdisys, Inc. to Blast Energy Services, Inc. in order to align the Company’s name with its plans to further develop an energy services business. The Company has shifted its business strategy away from an agricultural related business toward energy services, such as: providing lateral jetting; specialty casing milling; long reach perforations; specialty completions with the use of abrasive jetting techniques; as well as broadband voice and data transmission to remote oil and gas operations. We believe such a name change will create better name recognition related to the types of service the Company intends to provide and the ability to trademark new applications and services in a way to uniquely identify them with the Company.

Effect of Name Change

The change of name will not affect in any way the validity or transferability of stock certificates outstanding, the capital structure of the Company or the listing of the Common Stock on the Over the Counter Bulletin Board. Upon consummation of the proposed name change, it will not be necessary to surrender stock certificates. Instead, when certificates are presented for transfer, new certificates bearing the name Blast Energy Services, Inc. will be issued. As soon as practicable after the change of name, the stock will be assigned a new ticker symbol, which the company will communicate to shareholders.

Recommendation and Vote

It is the intention of the persons named in the accompanying form of Proxy to vote “FOR” approval of the change the name of the Company to Blast Energy Services, Inc., unless shareholders specifically indicate in their Proxies that they desire to vote otherwise or abstain from voting. Approval requires an affirmative vote of a majority of the shares outstanding and entitled to vote at the Annual Meeting. Management recommends the shareholders vote “FOR” the name change.

PROPOSAL FOUR

RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT PUBLIC ACCOUNTANT

The Audit Committee and the Board have appointed and request you to vote “FOR” the ratification of the appointment by the Board of Malone and Bailey, PC as the Independent Public Accountant for the company.

Representatives from Malone and Bailey, PC are not expected to be present at the shareholders meeting, but have been invited and are encouraged to attend. They will have an opportunity to make statements if they attend and are encouraged to respond to any appropriate questions from shareholders attending the meeting.

The Board approved a change in accounting firm as of September 25, 2003, dismissing the prior accounting firm and engaging the new accounting firm as of that date.

The Company changed from the accounting firm of:

Cordovano and Harvey, P.C.

201 Steele Street, Suite 300

Denver, Colorado

To the accounting firm of:

Malone and Bailey, PC

2935 Briarpark, Suite 930

Houston, Texas

The Company’s management believes the new auditing accounting firm has provided quality service. The new accounting firm was not consulted prior to engagement on any specific accounting manner either completed or proposed.

We do not anticipate having, nor have had during the two most recent fiscal years or any subsequent interim period any disagreements with accountants on matters of accounting, financial disclosure, matter of accounting principles or practices, or auditing scope or procedure; nor has any principal accountant, currently or in past recent years, resigned or declined to stand for re-election.

The financial statements audited by the principal accountant for the past two years do not contain an adverse opinion or disclaimer of opinion and they were not modified as to uncertainty, audit scope or accounting principles.

Principal Accountant Fees and Services

Audit Fees: The aggregate fees billed for each of the last two fiscal years for professional services rendered by the principal accountant for the audit of annual financial statements and review of financial statements or services normally provided in connection with statutory and regulatory filings for the fiscal years ending December 31, 2004 and 2003 were: $95,970 and $58,000, respectively.

Audit-Related Fees, Tax Fees, and All Other Fees: No fees were billed in each of the last two fiscal years for non-audit professional services provided by the principal accountant.

Audit Committee: The registrant’s Audit Committee, or officers performing such functions, has approved the principal accountant’s performance of services for the audit of annual financial statements and review of financial statements or services normally provided by the accountant in connection with statutory and regulatory filings or engagements for the fiscal year ending December 31, 2004.

Recommendation and Vote

It is the intention of the persons named in the accompanying form of Proxy to vote “FOR” ratification of the appointment of Malone and Bailey, PC as the Independent Public Accountant for the Company, unless shareholders specifically indicate in their Proxies that they desire to vote otherwise or abstain from voting. Approval requires an affirmative vote of a majority of the quorum of the shares present and entitled to vote at the Annual Meeting. Management recommends that shareholders vote “FOR” this proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents certain information regarding the beneficial ownership of our common stock as of February 28, 2005 by (i) each person who is known by us to own beneficially more than 5% of the outstanding shares of our common stock, (ii) each of our directors, (iii) our Named Executive Officers, and (iv) all directors and executive officers as a group. Each of the persons listed in the table has sole voting and investment power with respect to the shares listed.

Common Stock

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner		Percentage of Class (1)
Berg McAfee Companies (2)	10,040,752	(3)	28.0%
100600 N. De Anza Blvd., #250
Cupertino, California 95014
Eric McAfee	1,825,400	(4)(5)	5.2%
100600 N. De Anza Blvd, #250
Cupertino, California 95014
David M. Adams	333,332	(6)	*
President and co-CEO
John O’Keefe	283,334	(7)	*
Co-CEO & CFO
John R. Block	194,000	(8)	*
Director
Joseph J. Penbera	1,012,952	(9)	2.9%
Director
Ronald J. Robinson	550,332	(10)	1.6%
Director
Frederick R. Ruiz	401,366	(11)	1.1%
Director
O. James Woodward III	240,500	(12)	*
Director
Total Shares of 5% or more Beneficial Ownership	11,866,152	(13)	32.8%
Total Shares of Officers and Directors as a group	3,015,816		8.4%

* Less than 1%

Notes:

(1)	Each beneficial owner’s percentage ownership is based upon 34,973,673 shares of common stock outstanding as of February 28, 2005 and assumes the exercise or conversion of all options, warrants and other convertible securities held by such person and that are exercisable or convertible within 60 days after February 28, 2005.
(2)	Berg McAfee Companies is controlled by Clyde Berg and Eric McAfee. Mr. McAfee is our former Vice-Chairman.
(3)	Includes 820,014 shares issuable upon exercise of warrants and 52,067 shares issuable upon conversion of convertible debt.
(4)	Includes 250,000 shares issuable upon exercise of warrants and 52,067 shares issuable upon conversion of convertible debt.
(5)	Does not include shares beneficially owned by Berg McAfee.
(6)	Includes 266,666 shares issuable upon exercise of options and 5,000 shares issuable upon exercise of warrants
(7)	Includes 220,000 shares issuable upon exercise of options and 5,000 shares issuable upon exercise of warrants.

(8)	Includes 82,000 shares issuable upon exercise of options and 2,000 shares issuable upon exercise of warrants.
(9)	Includes 82,000 shares issuable upon exercise of options and 5,000 shares issuable upon exercise of warrants.
(10)	Includes 195,332 shares issuable upon exercise of options.
(11)	Includes 82,000 shares issuable upon exercise of options and 5,000 shares issuable upon exercise of warrants.
(12)	Includes 94,000 shares issuable upon exercise of options.
(13)	Includes shares beneficially owned by Berg McAfee and Eric McAfee.

HOLDERS

As of April 15, 2005 we had 35,309,473 shares of common stock issued and outstanding and held by approximately 490 shareholders of record.

EXECUTIVE OFFICERS

The Executive Officers of the Company are elected by the Board of Directors. The names of our executive officers and certain additional information with respect to each of them are set forth below.

Name	Age	Current Position
David M. Adams	53	President & Co-CEO
John O’Keefe	56	CFO & Co-CEO

David M. Adams has served as our President and COO since January 2004, and became Co-CEO in May 2004. From 1989 to 2000, Mr. Adams served as General Manager of Baker Hughes, E&P Solutions; and from 2001 to 2004 he served as President and General Manager of Subsea Mudlift Drilling, a subsidiary of Hydril Co., LP. Mr. Adams has a degree in petroleum engineering from the University of Texas and is a registered Professional Engineer.

John O’Keefe has served as our Executive VP and CFO since January 2004 and became Co-CEO in May 2004. From 1999 to 2000, Mr. O’Keefe served as Vice President of Investor Relations of Santa Fe Snyder, and from 2000 to 2003, he served as Executive Vice President and CFO of Ivanhoe Energy. Mr. O’Keefe has a B.A. in Business from the University of Portsmouth, is a Chartered Accountant and graduated from the Program for Management Development (PMD) from the Harvard Graduate School of Business in 1985 under sponsorship of Sun Oil.

INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

The business of the Company is managed under the direction of the Board of Directors. The directors will serve in such capacity until the next annual meeting of our shareholders and until their successors have been elected and qualified. The directors frequently discuss and informally review significant developments affecting the Company and act on matters requiring Board approval. The Board also holds special meetings and acts by written consent. The Board of Directors held eight formal meetings during 2004. Each incumbent director attended at least 75% of the aggregate total number of meetings during the period for which he was a director and the total number of meetings held by all committees on which the director served during the period he served.

The officers serve at the discretion of our directors. There are no familial relationships among our officers and directors, nor are there any arrangements or understanding between any of our directors or officers or any other person pursuant to which any officer or director was or is to be selected as an officer or director.

No non-compete or non-disclosure agreements exist between our management and any prior or current employer.

Our directors are aware of no petitions or receivership actions having been filed or court appointed as to our business activities, officers, directors, or key personnel.

We have not, nor anticipate, making loans to any of our officers, directors, key personnel, 10% shareholders, relatives thereof, or controllable entities. None of our officers, directors, key personnel, or 10% shareholders has guaranteed or co-signed any bank debt, obligation, or any other indebtedness pertaining to us.

Audit Committee

Our Board has established an Audit Committee. It consists of Dr. Penbera, who serves as Chairman, Messrs Block and Woodward. The Committee meets with management and our independent public accountants to determine the adequacy of internal controls and other financial reporting matters. In addition, the committee provides an avenue for communication between the independent auditors, financial management and the Board. The Board has determined that for the purpose of and pursuant to the instructions of item 401(e) of regulation S-B titled “Audit Committee Financial Expert”, Dr. Penbera possesses the attributes of an audit committee financial expert. He was also approved as a financial expert for Gottschalks, Inc., a New York Stock Exchange company where he serves as a director. Dr. Penbera is independent as defined by item 401(e)(ii) of regulation S-B. He receives compensation for board service only and is not otherwise an affiliated person. This committee met four times in 2004 and has met twice thus far in 2005. The charter for the Audit Committee is available on its website at www.verdisys.com.

Compensation Committee

Our Board has established a Compensation Committee. It consists of Mr. Ruiz, who serves as Chairman, Messrs Block and Woodward. The purpose of the Committee is to carry out the Boards’ overall responsibility relating to the compensation of the Company’s senior executives. This committee met once in 2004 and has met once thus far in 2005. The charter for the Compensation Committee is available on its website at www.verdisys.com.

Nominating Committee

Our Board has also established a Nominating and Corporate Governance Committee. It consists of Mr. Woodward, who serves as Chairman, Dr. Penbera and Mr. Ruiz. Each of these members is independent. The Nominating and Corporate Governance Committee assists the Board in identifying qualified individuals to become Board members, in determining the composition of the Board and its committees, in monitoring a process to assess Board effectiveness, in developing and implementing the Company’s corporate governance guidelines, and in otherwise leading the corporate governance of the Company. This committee did not meet in 2004 and has met once thus far in 2005. The charter for the Nominating Committee is available on its website at www.verdisys.com.

EXECUTIVE COMPENSATION

Dr. Robinson served as interim CEO from January to May 2004 and President for a brief period in January 2004 until Messrs. Adams and O’Keefe were elevated to Co-CEOs. Other than for Messrs. Robinson, Adams and O’Keefe, we have no other person that is a named executive officer as of December 31, 2004.

Compensation Summary

The following table provides certain summary information concerning compensation for the last three fiscal years earned by or paid to our Chief Executive Officers during the last fiscal year (collectively, the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

		Annual Compensation			Award(s)		Payouts
Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation(1) ($)	Restricted Stock Award(s) ($)	Underlying Options/ SARs (#)	LTIP Payouts ($)	Securities All Other Compensation ($)
Ronald J. Robinson	2004	90,000	0	10,000	0	12,000	0	0
Former	2003	70,000	0	0	0	700,000	0	0
Interim CEO	2002	0	0	0	0	50,000	0	0

David M. Adams	2004	181,146	50,000	0	0	500,000	0	0
Co-CEO	2003	0	0	0	0	0	0	0
COO	2002	0	0	0	0	0	0	0

John O’Keefe	2004	172,570	40,000	0	0	500,000	0	0
Co-CEO	2003	0	0	0	0	0	0	0
CFO	2002	0	0	0	0	0	0	0

(1)	During the periods indicated, perquisites for each individual named in the Summary Compensation Table aggregated less than 10% of the total annual salary and bonus reported for such individual in the Summary Compensation Table. Accordingly, no such amounts are included in the Summary Compensation Table.

Option Grants

The following table provides certain information with respect to options granted to our Named Executive Officers named in the Summary Compensation Table during the fiscal year ended December 31, 2004 under our stock option plan:

OPTION GRANTS IN 2004

Name	Number of Securities Underlying Options Granted	Percent of Total Granted to Employees in Fiscal Year	Exercise Price	Market Price on Date of Grant	Expiration Date
Ronald J. Robinson	12,000	1%	$4.28	$4.28	1/21/2014
David M. Adams	150,000	13%	$4.28	$4.28	1/21/2014
	350,000	30%	$0.90	$0.90	7/29/2014
John O’Keefe	80,000	7%	$4.28	$4.28	1/21/2014
	420,000	36%	$0.90	$0.90	7/29/2014

Option Exercises and Values

The following table sets forth the information concerning option exercises and the value of unexercised options held by our Named Executive Officers named in the Summary Compensation Table as of the end of the last fiscal year.

AGGREGATED OPTION EXERCISES IN 2004

AND OPTION VALUES AT DECEMBER 31, 2004

Name	Shares Acquired on Exercise	Value Realized	Exercisable	Unexercisable	Number of Securities Underlying Unexercised Options Held at December 31, 2004	Value of Unexercised In-The-Money Options Held at December 31, 2004
					Exercisable	Unexercisable
Ronald J. Robinson	None		189,332	6,000	$0	$0
David M. Adams	None		170,834	329,166	$0	$0
John O’Keefe	None		130,000	370,000	$0	$0

Note:	Value of Unexercised In-The-Money Options Held at December 31, 2004 computed based on the difference between aggregate fair market value and aggregate exercise price. The fair market value of our common stock on December 31, 2004 was $0.47, based on the closing price on the OTC Bulletin Board on December 31, 2004.

Compensation of Directors

We pay our directors fees for attendance at board and other committee meetings in the form of cash compensation or similar remuneration, and reimburse them for any out-of-pocket expenses incurred by them in connection with our business. Currently, each independent director earns compensation of $1,000 per month with an additional $1,000 per month for chairing a committee with the exception of the audit committee chair who receives an additional $2,000 per month and the chairman of the board who receives an additional $3,000 per month. Meeting fees accrue at a rate of $1,000 per meeting for regularly scheduled Board meetings. Additionally, the Chairman receives options to purchase 24,000 shares per year and the remaining independent directors receive options to purchase 12,000 shares per year.

In 2004, the Chairman received approximately 25% of fees earned in common stock rather than in the payment of cash. The remaining members of the Board received in excess of 75% of their fees earned in common stock rather than in cash payments. Currently, the Chairman is receiving cash payments towards a portion of fees earned. The remaining members have elected to defer cash payment for all fees earned until the new generation Blast Rig technology is generating revenue and the cash position of the Company is improved.

Employment Agreements

Ronald J. Robinson

In July 2003, we entered into an advisory agreement with Dr. Robinson, and we amended the agreement in December 2003. Pursuant to the agreement, as amended, Dr. Robinson agreed to serve as our interim President and CEO until a suitable replacement was found. For his services as interim President and CEO, he received an option to purchase 500,000 shares of our common stock pursuant to a 12 month vesting schedule (except with respect to 50,000 shares that were tied to certain revenue milestones for the fourth quarter of 2003 and which milestones were not met), and he receives monthly compensation of $20,000 and a monthly office allowance of $2,500. Dr. Robinson also served as Chairman of the Board. In January 2004, David Adams was selected to serve as President thus terminating Dr. Robinson’s service as interim President.

David M. Adams

In January 2004, we entered into an employment agreement with David Adams. The term of the agreement is for one year, and it may be renewed at the pleasure of both parties. Pursuant to the agreement, Mr. Adams serves as our President and COO in exchange for a base salary of $185,000 per year. Mr. Adams also received an option to purchase 150,000 shares of common stock to vest quarterly over the initial term of the employment agreement. Mr. Adams also received a signing bonus in the amount of $50,000 on the effective date of the employment agreement, and is entitled to participate in our annual incentive compensation program with a potential bonus being up to fifty percent of his base salary.

John O’Keefe

In January 2004, we entered into an employment agreement with John O’Keefe. The term of the agreement is for one year, and it may be renewed at the pleasure of both parties. Pursuant to the agreement, Mr. O’Keefe serves in the position of Executive VP and CFO in exchange for a base annual salary of $175,000 for the first twelve months of his employment, $195,000 for the second year of employment and $215,000 for the third year of employment. Mr. O’Keefe also received an option to purchase 80,000 shares of common stock to vest quarterly over the initial term of the employment agreement. Mr. O’Keefe received a one-time payment of $40,000 as a sign-on bonus and is entitled to participate in our annual compensation program with a potential bonus being up to fifty percent of his base salary.

CERTAIN RELATED PARTY TRANSACTIONS

As previously disclosed in the 2004 10-KSB, during the fourth quarter of 2004, Verdisys sold 400,000 shares of common stock at a price of $0.50 per share to Berg McAfee Companies. The sale had a provision that allows the buyer to re-price the shares to the extent Verdisys offers more favorable terms to third parties prior to March 31, 2005. This provision will result in the issuance of two year warrants to purchase 400,000 shares of Verdisys common stock at a price of $1.00 per share.

Additionally, as previously disclosed in the 2004 10-KSB, the Company had notes payable with related parties at December 31, 2004 consisted of the following:

One year unsecured notes having an aggregate principal balance of $185,000 primarily with officers and directors, with interest of 8% permanent, maturing on May 14, 2005. The notes have 40% warrant coverage to purchase Verdisys common stock at $2.00 per share during the term of the note.

Convertible promissory notes having an aggregate principal balance of $200,000 with Berg McAfee Companies and Eric McAfee, with interest of 8% permanent, maturing on May 31, 2006. The notes have 100% warrant coverage to purchase Verdisys common stock at $.001 per share until October 26, 2005. The notes have a conversion rate of one share of common stock for every $2.00 of outstanding principal and unpaid interest.

Also, as previously disclosed in the 2004 10-KSB, the Company received related party revenues, as described below.

Energy 2000 NGC, Inc. (“Energy 2000”) is a subsidiary of Berg McAfee Energy, LLC, which is a wholly owned subsidiary of Berg McAfee Companies. Berg McAfee Companies are beneficial owners of more than 25% of Verdisys and Eric McAfee is a former Vice Chairman of the board and Chief Executive Officer of Verdisys. In April 2003, Verdisys signed a drilling service contract with Energy 2000, whereby Energy 2000 would have paid Verdisys a minimum of $1,800,000 for lateral drilling of 45 wells. This contract was a fixed amount due to Verdisys dependent upon the number of wells drilled and offshoot lateral bores drilled. In addition, Verdisys would receive an 80 percent interest in the net operating income after payback from these properties and also be reimbursed for 20 percent of its field costs. In September 2003, Verdisys entered into another contract with Energy 2000 for an additional 57 wells with terms similar to the original contract. This contract was suspended for lack of payment.

Natural Gas Systems, Inc. (“NGS”) is an independent company with substantial shareholdings owned by Eric McAfee. In September 2003, Verdisys signed a drilling service contract with NGS, whereby NGS would have paid Verdisys a minimum of $7,800,000 for lateral drilling of 120 wells. This contract was a fixed amount due to Verdisys dependent upon the number of wells drilled and offshoot lateral bores drilled. In addition, Verdisys would receive a 70 percent interest in the net operating income after payback from these properties. This contract was renegotiated in February 2004 to a smaller agreement with an initial four well commitment and removed the Verdisys’ rights to post-production. The contract was subsequently suspended.

Verdisys billed $666,250 and $153,960 to Energy 2000 and NGS, respectively, for services performed in 2003. Verdisys received $397,500 and $130,000, respectively. However, Verdisys has inadequate documentation to substantiate whether some of the services were performed. For Energy 2000, Verdisys was able to substantiate $328,750 of revenue leaving $68,750 in deferred revenue. Verdisys billed $20,547 and $2,000 to Energy 2000 and NGS, respectively, for expenses incurred in 2004. The amount billed to Energy 2000 was deemed uncollectible and the amount billed to NGS was collected. As of December 31, 2004, deferred revenues from related parties totaled $0. In October 2004, Verdisys entered into an agreement with Berg McAfee Companies, Energy 2000 and Eric McAfee to settle several outstanding legal issues. Under the agreement, Verdisys is entitled to retain the $68,750 and Energy 2000 has waived all claims to the funds. In addition, under the agreement McAfee monetized certain shareholdings and transferred to Verdisys $375,000.

APPROVAL OF PROXY STATEMENT BY BOARD OF DIRECTORS

The contents of this Proxy Statement and the sending thereof to Shareholders have been approved by the Board.

THE BOARD ENCOURAGES SHAREHOLDERS TO ATTEND THE MEETING. WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENCLOSED ENVELOPE. YOUR VOTE IS IMPORTANT. IF YOU ATTEND THE MEETING, YOU MAY VOTE EITHER IN PERSON OR BY PROXY. YOUR PROXY MAY BE REVOKED BY YOU IN WRITING OR IN PERSON AT ANY TIME PRIOR TO EXERCISING.

By Order of the Board of Directors

Dated: April , 2005
John A. MacDonald Secretary

EXHIBIT “A”

CERTIFICATE OF AMENDMENT

TO THE RESTATED

ARTICLES OF INCORPORATION

OF VERDISYS, INC.

Verdisys, Inc., a corporation organized and existing under and by virtue of the California General Corporation Law (the “Company”), does hereby certify as follows:

FIRST: That the Board of Directors of the Company at a duly called meeting, duly adopted resolutions setting forth a proposed amendment to the Company’s Restated Articles of Incorporation, declaring said amendment to be advisable and proposing that said amendment be considered at the annual meeting of the shareholders of the Company. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Board of Directors hereby adopts and approves a proposed amendment to Article III of the Company’s Restated Articles of Incorporation, and hereby authorizes that such amendment be submitted to shareholders, as follows:

This Corporation is authorized to issue only one class of shares of stock; and the total number of shares which the corporation is authorized to issue is 100,000,000.

SECOND, That thereafter, the shareholders of the Company, at a duly called annual meeting of the shareholders, voted in favor of the amendment.

THIRD, That said amendment was fully adopted in accordance with provision 902, California Corporation Code.

IN WITNESS WHEREOF, Verdisys, Inc. has caused this Certificate to be signed by its duly authorized officer, this day of             , 2005.

VERDISYS, INC.

By:
John MacDonald, Corporate Secretary

EXHIBIT “B”

CERTIFICATE OF AMENDMENT

TO THE RESTATED

ARTICLES OF INCORPORATION

OF VERDISYS, INC.

Verdisys, Inc., a corporation organized and existing under and by virtue of the California General Corporation Law (the “Company”), does hereby certify as follows:

FIRST: That the Board of Directors of the Company at a duly called meeting, duly adopted resolutions setting forth a proposed amendment to the Company’s Restated Articles of Incorporation, declaring said amendment to be advisable and proposing that said amendment be considered at the annual meeting of the shareholders of the Company. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Board of Directors hereby adopts and approves a proposed amendment to Article I of the Company’s Restated Articles of Incorporation, and hereby authorizes that such amendment be submitted to shareholders, as follows:

The name of the Corporation is Blast Energy Services, Inc.

SECOND, That thereafter, the shareholders of the Company, at a duly called annual meeting of the shareholders, voted in favor of the amendment.

THIRD, That said amendment was fully adopted in accordance with provision 902 of the California Corporation Code.

IN WITNESS WHEREOF, Verdisys, Inc. has caused this Certificate to be signed by its duly authorized officer, this day of             , 2005.

VERDISYS, INC.

By:
John MacDonald, Corporate Secretary

14550 Torrey Chase Blvd., Suite 330

Houston, Texas 77014

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

THE UNDERSIGNED hereby appoints and constitutes John A. MacDonald as his true and lawful agent and proxy, with full power of substitution and revocation, to attend, represent and to vote the shares of common stock of the undersigned at the Annual Meeting of Shareholders to be held at the above location, on Monday, June 6, 2005 at 10:00 a.m., local time, for the purpose set forth in the accompanying Notice of Annual Meeting of Shareholders and at any adjournment thereof, and on all matters coming before said meeting.

Management recommends a vote FOR items 1 through 4 and SHARES WILL BE VOTED UNLESS YOU INDICATE OTHERWISE:

1.	Election of Directors to be Elected by Holders of Common Stock:

FOR	WITHHOLD AUTHORITY
the nominees listed (except as marked to the contrary): ☐	to vote for the nominees listed: ☐

The nominees are: John R. Block, Roger P. (Pat) Herbert, Joseph P. Penbera, Ph.D., Frederick R. Ruiz, and O. James Woodward III.

To withhold authority to vote for an individual nominee, write such nominee’s name below:

2.	Amendment to the Restated Articles of Incorporation of the Company which would increase the number of authorized share of Common Stock to be 100,000,000.

FOR    ☐                 AGAINST    ☐                ABSTAIN    ☐

3.	Amendment to the Restated Articles of Incorporation of the Company which would change the name of the Company to Blast Energy Services, Inc.

FOR    ☐                 AGAINST    ☐                 ABSTAIN    ☐

4.	Ratification of the appointment of Malone and Bailey, PC as the Independent Public Accountant.

FOR    ☐                 AGAINST    ☐                 ABSTAIN    ☐

In their discretion, the proxies are authorized to vote upon matters not known to the Board as of the date of the accompanying proxy statement, matters incident to the conduct of the meeting, and to vote for any nominee of the Board whose nomination results from the inability of any of the above named nominees to serve. UNLESS OTHERWISE SPECIFIED IN THE SPACE PROVIDED ABOVE, THE PROXIES SHALL VOTE FOR PROPOSALS 1, 2, 3, AND 4 ABOVE.

Dated: _______________________________, 2005.

Printed name of Shareholder: ____________________________________________________

Signature of Shareholder: _______________________________________________________

This Proxy Must Be Signed Exactly As Your Name Appears On Your Stock Certificate. Executors, Administrators, Trustees, Etc., Should Give Full Title As Such. If The Signer Is A Corporation, Please Sign Full Corporate Name By A Duly Authorized Officer.

PLEASE COMPLETE AND RETURN THIS PROXY PROMPTLY.

THE FAILURE TO CHECK A BLOCK WILL BE TAKEN AS A VOTE FOR THE PROPOSAL.